                                 Pursuant to Rule 424(b)(5)
                                 Registration No. 333-37285

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 4, 1997)

                                 780,487 SHARES
                            KIMCO REALTY CORPORATION
                                  COMMON STOCK
                            ------------------------

     Kimco Realty Corporation (the 'Company') began operations through a predecessor in 1966, and today is one of the nation's largest publicly-traded owners and operators of neighborhood and community shopping centers. As of April 1, 1998, the Company's portfolio was comprised of 343 property interests, including 277 neighborhood and community shopping center properties, two regional malls, 62 retail store leases, one leased parcel of undeveloped land and one distribution center, totaling approximately 42.2 million square feet of gross leasable area ('GLA') located in 38 states. The Company is a self-administered and self-managed equity real estate investment trust.

     The shares of common stock of the Company, par value $.01 per share (the 'Common Stock'), offered hereby are being sold by the Company (the 'Offering'). The Common Stock is listed on the New York Stock Exchange (the 'NYSE') under the symbol 'KIM.' The last reported sale price of the shares of Common Stock on the NYSE on May 27, 1998 was $38.4375 per share. See 'Price Range of Common Stock and Dividends.'

     The shares of Common Stock are subject to certain restrictions on ownership designed to preserve the Company's status as a real estate investment trust (a 'REIT') for federal income tax purposes. See 'Description of Common Stock--Restrictions on Ownership' in the accompanying Prospectus.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                            ------------------------

     PaineWebber Incorporated (the 'Underwriter') has agreed to purchase the shares of Common Stock from the Company at a price of $36.5175 per share, resulting in aggregate proceeds to the Company of $28,501,434.02 before payment of expenses by the Company estimated at $50,000, subject to the terms and conditions in the underwriting agreement and related terms agreement (the 'Underwriting Agreement'). The Underwriter intends to deposit the shares of Common Stock with the trustee of PaineWebber Equity Trust REIT Series 1 (the 'Trust') in exchange for units in the Trust. If all of the shares of Common Stock so deposited with the trustee of the Trust are valued at their reported last sale price on the NYSE on May 27, 1998, the aggregate underwriting commissions would be $1,498,535.04. The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

                            ------------------------

     The shares of Common Stock are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about May 29, 1998.
                            ------------------------

                            PAINEWEBBER INCORPORATED

                            ------------------------

            The date of this Prospectus Supplement is May 27, 1998.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Securities Exchange Act of 1934, as amended (the 'Exchange Act') with the Securities and Exchange Commission (the 'Commission') and are incorporated herein by reference:

          a. Annual Report on Form 10-K, as amended, for the year ended December 31, 1997;

          b. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          c. Current Reports on Form 8-K filed January 21, 1998, January 22, 1998, January 30, 1998, March 12, 1998, April 15, 1998, May 6, 1998 and May
     22, 1998 and Current Report on Form 8-K/A filed on April 21, 1998; and

          d. Definitive proxy statement filed May 15, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus Supplement and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein and therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

     Copies of all documents which are incorporated by reference in this Prospectus Supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner of the Common Stock, to whom this Prospectus Supplement is delivered, upon written or oral request. Requests should be directed to the Secretary of the Company, 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 (telephone number: (516) 869-9000).

                          FORWARD-LOOKING INFORMATION

     This Prospectus Supplement and the accompanying Prospectus, as well as the information incorporated by reference herein and therein, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words 'believe,' 'expect,' 'intend,' 'anticipate,' 'estimate,' 'project' or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, changes in general economic conditions, local real estate conditions, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and increases in operating costs. Accordingly, there is no assurance that the Company's expectations will be realized. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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                                  THE COMPANY

     The Company began operations through a predecessor in 1966, and today is one of the nation's largest publicly-traded owners and operators of neighborhood and community shopping centers (measured by GLA). As of April 1, 1998, the Company's portfolio was comprised of 343 property interests including 277 neighborhood and community shopping center properties, two regional malls, 62 retail store leases, a leased parcel of undeveloped land and a distribution center, totaling approximately 42.2 million square feet of GLA located in 38 states.

     As of April 1, 1998, the Company's portfolio included approximately 36.3 million square feet of GLA in 277 neighborhood and community shopping center properties and two regional malls, located in 31 states ('Total Shopping Center GLA'). Neighborhood and community shopping centers comprise the primary focus of the Company's current portfolio, representing approximately 97% of the Company's Total Shopping Center GLA. As of April 1, 1998, approximately 90% of the Company's neighborhood and community shopping center space was leased, and the average annualized base rent per leased square foot of the neighborhood and community shopping center portfolio was $6.42.

     In addition to its neighborhood and community shopping center portfolio, as of April 1, 1998, the Company had interests in retail store leases totaling approximately 5.6 million square feet of anchor store premises in 62 neighborhood and community shopping centers located in 24 states. As of April 1, 1998, approximately 98% of these premises had been sublet to retailers that lease the stores pursuant to net lease agreements providing for average annualized base rental payments to the Company of $3.77 per square foot. The Company's average annualized base rental obligation pursuant to its retail store leases with the fee owners of such subleased premises is approximately $2.74 per square foot. The average remaining primary term of the Company's retail store leases (and similarly the remaining primary terms of its sublease agreements with the tenants currently leasing such space) is approximately 4.6 years, excluding options to renew such leases for terms which generally range from 5-25 years.

     The Company believes that it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the 'Code'). The Company is self-administered and self-managed through present management, which has owned and managed neighborhood and community shopping centers for more than 30 years. The executive officers are engaged in the day-to-day management and operation of real estate exclusively with the Company, with nearly all operating functions, including leasing, legal, construction, data processing, maintenance, finance and accounting administered by the Company.

     The Company's investment objective has been to increase cash flow, current income and consequently the value of its existing portfolio of properties, and to seek continued growth through (i) the strategic re-tenanting, renovation and expansion of its existing centers, and (ii) the selective acquisition of established income-producing real estate properties, and properties requiring significant re-tenanting and redevelopment, primarily in neighborhood and community shopping centers in geographic regions in which the Company presently operates. The Company intends to consider investments in other real estate sectors and in geographic markets where it does not presently operate should suitable opportunities arise.

     The Company's executive offices are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 and its telephone number is (516) 869-9000.

                              RECENT DEVELOPMENTS

SHOPPING CENTER AND RETAIL PROPERTY ACQUISITIONS

     Since January 1, 1998, certain subsidiaries of the Company, in separate transactions, acquired 15 neighborhood and community shopping center properties comprising approximately 1.7 million square feet of GLA in eight states for an aggregate purchase price of approximately $136.3 million, including the assumption of approximately $20.8 million of mortgage debt. In addition, the Company, through an affiliated entity, acquired fee interests in three properties from a retailer in the Chicago, Illinois market comprising approximately 516,000 square feet of GLA for an aggregate purchase price of approximately $23.7 million. These properties include

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approximately 70,000 square feet of showroom space and adjoining warehouses of approximately 100,000 square feet at each location. Simultaneous with this transaction, the Company leased to a national furniture retailer, the showroom portion of each property under individual long term leases. The Company is currently planning the redevelopment of the warehouse portion of each property.

PRICE REIT MERGER

     On January 13, 1998, the Company, REIT Sub, Inc., a Maryland corporation and a wholly owned subsidiary of the Company ('Merger Sub'), and The Price REIT, Inc., a Maryland corporation ('Price REIT'), signed a definitive Agreement and Plan of Merger dated January 13, 1998, as amended March 5, 1998 and May 14, 1998, (the 'Merger Agreement'). Pursuant to the terms of the Merger Agreement, Price REIT will be merged into Merger Sub. The Merger is intended, for financial accounting purposes, to be accounted for using the purchase method of accounting.

     Price REIT is a self-administered and self-managed equity REIT that is primarily focused on the acquisition, development, management and redevelopment of destination retail shopping center properties known as 'power centers.' As of April 1, 1998, Price REIT owned or had interests in 40 properties, consisting of 36 power and community centers, one stand-alone retail warehouse, one project under development and two undeveloped land parcels, located in 16 states containing approximately 7.7 million square feet of GLA. The overall occupancy rate of the power and community centers was approximately 98.0% with an average base rent per leased square foot of $10.19 at April 1, 1998.

     Upon completion of the transactions contemplated by the Merger Agreement (the 'Merger'), each share of Price REIT Common Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be converted into the right to receive:

          (A) in the event that the sum of (i) the Kimco Average Price (as defined below) and (ii) $10.00 (the sum being referred to herein as the 'Notional Value') is less than or equal to $45.00: one share of Common Stock, plus a number of Kimco Class D Depositary Shares (as defined in the Merger Agreement) equal to a fraction, the numerator of which is $45.00 less the Kimco Average Price and the denominator of which is $25.00; provided, however, that if the Kimco Average Price is less than $33.75, each share of Price REIT Common Stock will be converted into the right to receive 0.45 Kimco Class D Depositary Shares plus a number of shares of Common Stock equal to a fraction, the numerator of which is $33.75 and the denominator of which is the Kimco Average Price; and

          (B) if the Notional Value is greater than $45.00: one share of Common Stock plus a number of Kimco Class D Depositary Shares equal to 0.40 minus a fraction, the numerator of which is the Notional Value less $45.00 and the denominator of which is $50.00; provided, however, that in no event shall the aggregate fractional number of Kimco Class D Depositary Shares issued in respect of one share of Price REIT Common Stock be less than
     0.36. However, Price REIT stockholders will never receive less than $9.00 in liquidation preference of Kimco Class D Depositary Shares. Thus, as a result of the Merger, Price REIT stockholders will obtain the benefit of 50% of the increase in value of Common Stock as reflected in the Kimco Average Price between $35.00 and $37.00 and 100% of any increase above $37.00. The 'Kimco Average Price' is defined in the Merger Agreement as the average of the daily high and low sales prices of the Common Stock on the NYSE as reported in The Wall Street Journal, or, if not reported thereby, by another authoritative source, during the fifteen (15) randomly selected trading days within the thirty (30) consecutive trading days ending on and including the seventh trading day immediately preceding the date of the annual meeting of the Company's stockholders (the 'Kimco Annual Meeting'). The random selection of trading days will be made under the joint supervision of the financial advisors retained by the Company and Price REIT in connection with the transactions contemplated by the Merger Agreement.

     The relative stock prices of the Common Stock and the Price REIT Common Stock on the Closing Date (as defined in the Merger Agreement) may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote to approve the issuance of the Merger Consideration (as defined in the Merger Agreement) in connection with the Merger (the 'Kimco Share Proposal') due to changes in the business, operations and prospects of the Company or Price REIT, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors. In addition, there can be no assurance as to the prices at which the Common Stock and Kimco Class D Depositary Shares will trade after the Merger. As a result, the Merger Agreement provides for a pre-closing adjustment to the number of shares of Common Stock and Kimco Class D Depositary Shares issuable per share of Price REIT Common Stock intended to provide the stockholders of Price REIT with not less than $45.00 of value based on the Kimco Average Price and the liquidation preference of the Kimco Class D Depositary Shares, in exchange for each share of Price REIT Common Stock converted in the Merger. No assurance, however, can be given that the Merger Consideration will actually have such intended value. According to the Price REIT Quarterly Report on Form 10-Q, 11,731,479 shares of Price REIT Common Stock were outstanding on March 31, 1998.

     The Merger is subject to a number of conditions, including, among others
(i) obtaining approval of the holders of a majority of the outstanding shares of Price REIT's Common Stock and the holders of a majority of the Common Stock votes cast at the Kimco Annual Meeting, so long as the total votes cast at the Kimco Annual Meeting represents over 50% in interest of all Common Stock entitled to vote, (ii) the absence of any material adverse change in the financial condition, business or operations of the other party (other than any such change that affects both parties in a substantially similar manner), (iii) the absence of any injunction prohibiting consummation of the Merger, (iv) the receipt of certain legal opinions with respect to the tax consequences of the Merger, (v) the receipt of certain legal opinions with respect to the organization and operation in conformity with the requirements for qualification as a REIT under the Code of the Company and Price REIT, respectively, (vi) obtaining all material consents, authorizations, orders and approvals of governmental agencies and third parties, and (vii) the Registration Statement registering the offering of the Merger Consideration having become effective.

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of the Kimco Share Proposal and the Merger by the stockholders of the Company and Price REIT, respectively, under the following circumstances, among others, (a) by the mutual consent of the Company and Price REIT; (b) by action of either the Board of Directors of the Company or Price REIT if (i) the Merger shall not have been consummated by June 30, 1998 (provided that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the occurrence of such failure to consummate the Merger); (ii) a meeting of the Company's or Price REIT's stockholders shall have been duly convened and held and the approval by such stockholders of the Kimco Share Proposal or the Merger and the transactions contemplated thereby, respectively, shall not have been obtained at such meeting or any adjournment thereof, or (iii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate the Merger Agreement pursuant to this clause (iii) shall have used all reasonable efforts to remove such order, decree, ruling or injunction (c) by action of the Board of Directors of Price REIT, if (i) a majority of the Board of Directors of Price REIT determines in good faith that such termination is required because a pending Acquisition Proposal (as defined in the Merger Agreement) has been made for Price REIT, (ii) the Company or any of its directors or officers participate in negotiations regarding an Acquisition Proposal for the Company in breach of the terms of the Merger Agreement, (iii) there has been a breach by the Company or Merger Sub of any representation or warranty contained in the Merger Agreement that would have or would be reasonably likely to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, which is not curable by June 29, 1998, or (iv) there has been a material breach by the Company of any covenant or agreement set forth in the Merger Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach; or (d) by action of the Board of Directors of the Company if (i) a majority of the Board of Directors of the Company determines in good faith that such termination is required because a pending Acquisition Proposal has been made for the Company, (ii) Price REIT or any of its directors or officers participate in negotiations regarding an Acquisition Proposal for Price REIT in breach of the terms of the Merger Agreement, (iii) there has been a breach by Price REIT of any representation or warranty contained in the Merger Agreement that would have or would be reasonably likely to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Price REIT and its subsidiaries taken as a whole, that is not curable by

June 29, 1998, (iv) there has been a material breach by Price REIT of any covenant or agreement set forth in the Merger Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach, or
(v) the Kimco Average Price or the closing price of Common Stock on the Closing Date or on either of the two immediately preceding business days is less than $32.00.

     In the event the Merger is not consummated for any reason, the Company will continue to pursue its business objectives of increasing cash flow, current income and consequently the value of its existing portfolio of properties, and to seek continued growth through (i) the strategic re-tenanting, renovation and expansion of its existing centers and (ii) the selective acquisition of established income-producing real estate properties, and properties requiring significant re-tenanting and redevelopment--all primarily neighborhood and community shopping centers in geographic regions where the Company presently operates. The Company intends to consider investments in other real estate sectors and in geographic markets where it does not presently operate should suitable opportunities arise.

     If the Merger does not occur, under certain circumstances, the Company will be entitled to receive a fee of up to $12.5 million, plus, in certain instances, expenses, from Price REIT and under other circumstances Price REIT will be entitled to receive a fee of either $6.25 million or $12.5 million from the Company, plus, in certain instances, expenses. In no event, however, shall the fee received by the Company result in the Company losing its favorable tax status as a REIT.

ISSUANCE OF PREFERRED STOCK

     On May 18, 1998, Price REIT, the Company and LB I Group Inc., an affiliate of Lehman Brothers Inc., ('LB I') entered into a purchase agreement (the 'Purchase Agreement') pursuant to which LB I agreed to purchase an aggregate of $65.0 million of Class A Floating Rate Cumulative Preferred Stock, liquidation preference $1,000 per share, of Price REIT ('Price REIT Preferred Stock'). In connection with the Purchase Agreement, Price REIT issued 65,000 shares of Price REIT Preferred Stock to LB I (with an aggregate purchase price of $65.0 million). Pursuant to the Merger Agreement, the Price REIT Preferred Stock will be exchanged in the Merger for depositary shares, each representing a one-tenth fractional interest in a new issue of Class E Floating Rate Cumulative Preferred Stock, liquidation preference $1,000 per share, of the Company (the 'Kimco Class E Preferred Stock'). In general, following the Merger, the Company will assume Price REIT's obligations under the Purchase Agreement and, through the issuance of the Kimco Class E Preferred Stock, will assume the obligations of the Price REIT Preferred Stock. The dividend rate on the Kimco Class E Preferred Stock adjusts every three months in accordance with the change in LIBOR. The Kimco Class E Preferred Stock is redeemable at the option of the Company for 150 days after the effective time of the Merger (the 'Repurchase Termination Date') at a price equal to the liquidation preference plus accrued and unpaid dividends. The Kimco Class E Preferred Stock will not be redeemable again until after the fifth anniversary of the Repurchase Termination Date.

FINANCINGS

     On March 2, 1998, the Company obtained an additional $150 million interim unsecured credit facility to both finance the purchase of properties and meet any short-term working capital requirements. The terms of this interim facility are substantially the same as those under the Company's $100 million revolving credit facility. This facility is scheduled to expire in June 1998, however, it is the Company's intention to extend the term of this facility and establish it as a continuing part of the Company's total unsecured revolving credit availability.

VENTURE STORES, INC. PORTFOLIO ACQUISITION

     In August 1997, certain subsidiaries of the Company acquired certain real estate assets from Venture Stores, Inc. ('Venture') consisting of interests in 49 fee and leasehold properties totaling approximately 5.9 million square feet of leasable area located in Illinois, Missouri, Texas, Oklahoma, Kansas, Indiana and Iowa (collectively, the 'Venture Properties Acquisition'). The aggregate price was approximately $130 million, consisting of $70.5 million in cash and the assumption of approximately $59.5 million of existing mortgage debt on certain of these properties. As a result of this transaction, Venture was the primary or sole tenant at 60 of the

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Company's locations representing approximately 10.9% of the Company's annualized base rental revenues as of April 1, 1998.

     In January 1998, Venture filed for protection under Chapter 11 of the United States Bankruptcy Code. The Company has not received notice that Venture will be delinquent in the payment of any rents due. There can be, however, no assurance that Venture will continue to pay rents as they become due or that the trustee in bankruptcy will not reject the leases under which Venture is bound.

     Irrespective of Venture's current financial status, management believes that the Venture Properties Acquisition represents a unique strategic opportunity for the Company, based on the significant intrinsic value in the underlying real estate assets as a result of (i) attractive geographic locations, (ii) current below market-rate leases and (iii) the opportunity to lease-up the remaining 165,000 square feet of vacant non-Venture retail space. In addition to its intrinsic real estate value, the Venture Properties Acquisition also provides the Company with (i) strong initial yields, (ii) increased geographic diversification and (iii) options to acquire additional properties. While the Company believes, based upon current market conditions in the areas where Venture is a tenant, that it could replace any defaulted or discharged leases with leases that are on no less favorable terms than the leases currently in place, no such assurance can be given.

     On April 27, 1998, the Company announced that it had reached an agreement to purchase Venture's leasehold position at 89 locations, including 56 properties pursuant to two unitary leases currently in place with the Company, 30 properties pursuant to a master lease with Metropolitan Life Insurance Co. ('Metropolitan Life') and three properties leased by Venture from others. The purchase price for the leasehold positions will be $95.0 million, less certain closing adjustments, but is subject to upward adjustment based on the success of Company's attempts to re-tenant the properties over a two-year period. The agreement is subject to the approval of the U.S. Bankruptcy Court, which is expected to review the Company's offer (which has the support of the official committee representing Venture's creditors) and any competing bids for the lease rights and rule on the proposed transaction at a hearing on or about June 5, 1998.

     On May 1, 1998, the Company entered into an agreement to lease 49 of these locations to Kmart Corporation. The Company is also negotiating with several other major retailers to lease certain of the remaining Venture locations. No assurances, however, can be given regarding the terms or timing of such other transactions. The Company also announced that it had reached an agreement with Metropolitan Life to purchase the 30 fee and leasehold positions of the properties currently leased by Metropolitan Life to Venture. Such transactions are contingent upon the approval of the U.S. Bankruptcy Court of the purchase by the Company of Venture's leasehold positions in the 89 locations described above and, accordingly, no assurances can be given that the final agreements will be entered into, or, if entered into, whether the terms of such final agreements will materially differ from the terms described above.

1998 KIMCO EQUITY PARTICIPATION PLAN

     At the Kimco Annual Meeting, the stockholders will be asked to adopt and approve the Kimco 1998 Equity Participation Plan (the 'Plan'). The Plan reserves 3,000,000 shares of Common Stock for stock options ('Options') and deferred stock awards to employees of the Company and its subsidiaries and other eligible participants after the Merger. The principal purposes of the Plan will be: (i) to provide additional incentives for directors, officers, employees and consultants of the Company and its subsidiaries to further the growth, development and financial success of the Company by personally benefiting through the ownership of the Common Stock and/or rights which recognize such growth, development and financial success and (ii) to enable the Company to obtain and retain the services of directors, officers, employees and consultants considered essential to the long range success of the Company. In addition, the Plan will provide for the automatic grant of certain Options to each of the Company's non-employee directors ('Independent Directors'). Such Options will be in addition to outstanding options to purchase Common Stock and the Plan also permits such Independent Directors to elect to receive deferred stock awards in lieu of directors' fees.

NEW REIT VEHICLE

     In view of current market conditions, the Company has deemed it advisable to explore the creation of a new entity ('Spin-Off REIT') that would invest in real estate properties with characteristics that, in its view, would be more appropriately financed through greater leverage than the Company traditionally uses. Such characteristics would include, but not be limited to, high grade properties with strong, stable cash flow from credit-worthy retailers. In order to establish the Spin-Off REIT, certain of the properties of the Company that have similar characteristics would be contributed to a new entity, and a majority interest in such entity would be spun-off to stockholders of the Company. As such exploration is in the preliminary stages, no determinations have yet been made by the Company regarding the timing, ultimate structure or scope of the Spin-Off REIT, and no assurances can be given that such transaction will occur.

IMPACT OF YEAR 2000

     Like most corporations, the Company is reliant upon technology to run its business. Many computer systems process dates using two digits to identify the year, and some systems are unable to properly process dates beginning with the year 2000. The Company is currently assessing and addressing this 'Year 2000' issue and does not believe the costs connected with this assessment will have a material adverse effect on the Company's results of operations.

RECENT OFFERINGS

     The Company, in four transactions, sold 2,259,020 shares of Common Stock in April 1998 (the 'Recent Transactions'). After giving effect to the Recent Transactions, the Company, under a Registration Statement on Form S-3 and all amendments thereto (Registration No. 333-37285), has available for issuance $387,728,736 in the aggregate of debt securities, preferred stock, depositary shares, Common Stock and common stock warrants of the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered hereby are estimated at approximately $28.5 million, after deducting expenses. The net proceeds will be used (i) to acquire neighborhood and community shopping centers as suitable opportunities arise, including certain properties currently under consideration, (ii) to redevelop, expand and improve certain properties in the Company's portfolio and (iii) for general corporate purposes.

     Pending such use, the Company may (i) temporarily repay borrowings under the Company's revolving credit facilities which currently aggregate $65 million, or (ii) invest in short-term income producing investments such as investments in commercial paper, government securities or money market funds that invest in government securities. Interest on the current balance under the Company's revolving credit facilities accrues at .50% (50 basis points) per annum above the applicable LIBOR term or money-market rate, whichever is applicable. The Company's $100 million revolving credit facility is scheduled to expire in June 2000.

                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO
                            HOLDERS OF COMMON STOCK

     The following summary of certain federal income tax considerations to holders of Common Stock is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of Common Stock will vary depending upon his particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States, except to the extent discussed under the heading 'Taxation of Tax-Exempt Stockholders' and 'Taxation of Non-U.S. Stockholders') subject to special treatment under the Federal income tax laws.

     This discussion does not address any aspects of federal income taxation to the Company relating to its election to be taxed as a real estate investment trust. A summary of certain federal income tax considerations to the Company is provided in the Prospectus.

     The discussion set forth below assumes that the Company qualifies as a REIT under the Code. See the discussion in the Prospectus under the heading 'Certain Federal Income Tax Considerations to the Company of its REIT Election--Taxation of the Company as a REIT' for a description of the tax opinion to be rendered by counsel to the Company at the closing of the offering. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for dividends paid to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. As a result, the funds available for distribution to the Company's stockholders would be reduced. See 'Certain Federal Income Taxes to the Company of its REIT Election--Failure to Qualify' in the Prospectus.

     EACH INVESTOR SHOULD REFER TO THE PROSPECTUS FOR A SUMMARY OF THE FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY OF ITS REIT ELECTION. EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

     As used herein, the term 'U.S. Stockholder' means a holder of shares of Common Stock who (for United States Federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation or partnership (including entities treated as partnerships or corporations for federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise, or (iii) is an estate the income of which is subject to United States Federal income taxation regardless of its source, or (iv) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as gains from the sale or exchange of a capital asset (to the extent that they do not exceed the Company's actual net capital gain for the taxable year). Depending on the period of time the Company held the assets which produced such gains, and on certain designations, if any, which may be made by the Company, such gains may be taxable to non-corporate U.S. Stockholders at a 20%, 25% or 28% rate. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any 'passive losses' against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income under certain circumstances.

     The Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, the Company would pay tax on such retained net long-term capital gains. In addition, to the extent designated by the Company, a U.S. Stockholder generally would (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includible), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such U.S. Stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its Common Stock by the difference between the amount of such includible gains and the tax deemed to have been paid by it, and (v), in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

     Upon any sale or other disposition of shares of Common Stock, a U.S. Stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and
(ii) the holder's adjusted basis in the shares for tax purposes. In the case of non-corporate holders, capital gain will be subject to a reduced rate if the shares have been held by the U.S. Stockholder for more than one year and will be eligible for a further reduced rate if such shares have been held for more than 18 months. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     Information concerning the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, will be reported to the Company's U.S. Stockholders and the IRS (unless an exemption from such reporting applies, as in the case of a corporate holder). Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct tax payer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See '--Taxation of Non-U.S. Stockholders.'

TAXATION OF TAX EXEMPT STOCKHOLDERS

     Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account (IRA) or 401(k) plan, that holds the Common Stock as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its dividends will be subject to tax. In addition, after 1993, under some circumstances certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of the Company's outstanding stock, including preferred stock, could be subject to tax on a portion of their dividends even if their stock is held for investment and is not treated as acquired with borrowed funds. The ownership limit provisions (see the discussion in the Prospectus under the heading 'Description of Common Stock--Restrictions on Ownership' and 'Description of Preferred Stock--Restrictions on Ownership'), however, should prevent this result in most cases.

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing United States Federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, 'Non-U.S. Stockholders') are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States Federal income tax and does not address state local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of Federal, state, local and foreign income tax laws with regard to an investment in Common Stock, including any reporting requirements.

     Distributions. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States Federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Dividends that are effectively connected with such a trade or business (or, if an income tax treaty applies, that are attributable to a United States permanent establishment of the Non-U.S. Stockholder) will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty (the 'Branch Profits Tax').

     Pursuant to current Treasury regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under Treasury regulations, not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. See the discussion below under the heading '--New Withholding Regulations.' Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.

     Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will give rise to gain from the sale or exchange of his stock, the tax treatment of which is described below. For withholding purposes, the Company is required to treat all distributions as if made out of current or accumulated earnings and profits. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

     Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States Federal income taxation, unless (i) investment in the stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% Branch Profits Tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a 'tax home' in the United States, in which case the nonresident alien individual will be subject to 30% tax on the individual's capital gains.

     Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. The

Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States Federal income tax liability.

     The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of the Company's Common Stock on behalf of a Non-U.S. Stockholder will bear the burden of withholding, provided that the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

     Sale of Stock. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of stock generally will not be subject to United States taxation unless the stock constitutes a 'United States real property interest' within the meaning of FIRPTA. The stock will not constitute a 'United States real property interest' so long as the Company is a 'domestically controlled REIT.' A 'domestically controlled REIT' is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. Notwithstanding the foregoing, gain from the sale or exchange of shares of stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder (i) if its investment in the stock is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder) or (ii) if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a 'tax home' in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

     If the Company is not or ceases to be a 'domestically-controlled REIT,' whether gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock would be subject to United States taxation under FIRPTA as a sale of a 'United States real property interest' will depend on whether the shares are 'regularly traded' (as defined by applicable Treasury Regulations, on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Stockholder's interest in the Company. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternate minimum tax, in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.

     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that
(a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or
(c) is a 'controlled foreign corporation' (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of sale of stocks is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     New Withholding Regulations. Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the 'New Withholding Regulations') were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule under which a foreign stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United States corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. THE DISCUSSION SET FORTH ABOVE IN 'TAXATION OF NON-U.S. STOCKHOLDERS' DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

OTHER TAX CONSEQUENCES

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                  UNDERWRITING

     Subject to the terms and conditions in the Underwriting Agreement, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, all of the shares of Common Stock offered hereby at the price set forth on the cover page of this Prospectus Supplement. Pursuant to the terms of the Underwriting Agreement, the Underwriter is obligated to purchase all such shares of Common Stock if any are purchased.

     The Underwriter intends to deposit the shares of Common Stock offered hereby with the trustee of the Trust, a registered unit investment trust under the Investment Company Act of 1940, as amended, in exchange for units in the Trust. If all of the shares of Common Stock so deposited with the trustee of the Trust are valued at their last sale price on the NYSE on May 27, 1998, the aggregate underwriting commissions would be $1,498,535.04. The Underwriter is acting as sponsor and depositor of the Trust and is therefore considered an affiliate of the Trust.

     In the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriter may be required to make in respect thereof.

     In connection with this Offering of Common Stock, the rules of the Commission permit the Underwriter to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriter creates a short position in the Common Stock in connection with this Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement), the Underwriter may reduce that short position by purchasing Common Stock in the open market. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Common Stock. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Common Stock is listed on the NYSE under the symbol 'KIM.' The company has applied for listing of the shares of Common Stock offered hereby on the NYSE.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The following sets forth the high and low sale prices for the Common Stock for the periods indicated as reported by the NYSE Composite Tape and the dividends paid by the Company with respect to each such period.

                                                                                       HIGH      LOW      DIVIDENDS
                                                                                      ------    ------    ---------
1993...............................................................................   $26.17    $20.33      $1.27
1994...............................................................................   $25.92    $22.17      $1.35
1995...............................................................................   $28.17    $23.75      $1.47
1996
  First Quarter....................................................................   $28.00    $25.25      $ .39
  Second Quarter...................................................................   $28.50    $25.63      $ .39
  Third Quarter....................................................................   $30.25    $26.50      $ .39
  Fourth Quarter...................................................................   $34.88    $28.38      $ .43
1997
  First Quarter....................................................................   $34.63    $31.75      $ .43
  Second Quarter...................................................................   $33.38    $30.25      $ .43
  Third Quarter....................................................................   $36.19    $31.75      $ .43
  Fourth Quarter...................................................................   $35.50    $30.50      $ .48
1998
  First Quarter....................................................................   $35.94    $33.44      $ .48
  Second Quarter (through May 27, 1998)............................................   $40.00    $34.88      $  (1)

(1) The Company announced that its Board of Directors has declared a pro rata Common Stock dividend for the period from April 1 through June 18, 1998, of 42 cents per share. This dividend will be paid on July 2, 1998 to common shareholders of record on June 18, 1998.

     The Company explained that while the full second-quarter 1998 dividend is expected to be 48 cents per share, the Board of Directors declared the partial dividend through June 18 in anticipation of the annual meeting of the Company and the special meeting of Price REIT both to be held on June 19 at which, among other things, the approval of the Merger will be voted on by the common shareholders. The Company said that following the expected approval, it plans to declare a Common Stock dividend of 6 cents per share for the balance of the second quarter, for the period from June 19 through June 30, 1998. This Common Stock dividend is expected to be paid on July 15, 1998 to common shareholders of record on July 1, 1998.

------------------

     On May 27, 1998, the last reported sale price of the Common Stock on the NYSE was $38.4375 per share. Dividends are expected to be paid on or about the 15th day of each January, April, July and October to common stockholders at the discretion of the Board of Directors and will depend on the funds from operations of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. Certain of the Company's preferred stock and debt instruments and agreements limit the payment of dividends. See 'Description of Debt Securities--Certain Covenants--Restrictions on Dividends and Other Distributions' and 'Description of Preferred Stock--Dividends' in the accompanying Prospectus.

     The Company has implemented a dividend reinvestment program under which stockholders may elect to automatically reinvest their dividends in shares of Common Stock. The Company may, from time to time, repurchase shares of Common Stock in the open market for purposes of fulfilling its obligations under this dividend reinvestment program or may elect to issue additional shares of Common Stock.

     Distributions by the Company to the extent of its current earnings and profits for federal income tax purposes are taxable to stockholders as ordinary dividend income. Distributions in excess of earnings and profits generally are treated as a non-taxable return of capital to the extent of a stockholder's basis in the Common Stock. A return of capital distribution has the effect of deferring taxation until a stockholder's sale of the Common Stock. The Company has determined that 100% of the dividends paid during 1997, 1996, 1995, 1994 and 1993 represented ordinary dividend income to its stockholders.

                                 LEGAL MATTERS

     The validity of the Common Stock will be passed upon the Company by Latham & Watkins, New York, New York and for the Underwriter, by Brown & Wood LLP, New York, New York. Latham & Watkins and Brown & Wood LLP will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland as to certain matters of Maryland law. Certain members of Latham & Watkins and their families own beneficial interests in less than 1% of the Common Stock. Brown & Wood LLP is representing the Company as special counsel in connection with the Price REIT Merger.

                                    EXPERTS

     The Company's consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997 and the related financial statement schedules and the combined historical summary of revenue and certain operating expenses of certain acquired properties for the year ended December 31, 1996 and the combined historical summary of revenue and certain operating expenses of certain acquired properties for the year ended December 31, 1997, all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus have been incorporated herein and therein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Price REIT appearing in Price REIT's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS
                            KIMCO REALTY CORPORATION
                                  $500,000,000
                       DEBT SECURITIES, PREFERRED STOCK,
           DEPOSITARY SHARES, COMMON STOCK AND COMMON STOCK WARRANTS

     Kimco Realty Corporation ('Kimco' or the 'Company') may from time to time offer in one or more classes or series (i) its unsecured senior debt securities (the 'Debt Securities'), (ii) shares or fractional shares of its preferred stock, par value $1.00 per share (the 'Preferred Stock'), (iii) shares of Preferred Stock represented by depositary shares (the 'Depositary Shares'), (iv) shares of its common stock, par value $.01 per share (the 'Common Stock'), or
(v) warrants to purchase Common Stock (the 'Common Stock Warrants'), with an aggregate public offering price of up to $500,000,000 on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock, and Common Stock Warrants (collectively, the 'Offered Securities') may be offered separately, together or as units, in separate classes or series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (each, a 'Prospectus Supplement').

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency of denomination and payment, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, terms for sinking fund payments, terms for conversion into Preferred Stock or Common Stock, and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; (iv) in the case of Common Stock, any initial public offering price; and (v) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ('REIT') for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See 'Plan of Distribution.' No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                              ------------------

                The date of this Prospectus is November 4, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. If available, such information also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ('EDGAR') via electronic means, including the Commission's home-page on the Internet (http://www.sec.gov). In addition, certain of the Company's securities are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the 'Registration Statement') (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

           a. Annual Report on Form 10-K for the year ended December 31, 1996;
              and

           b. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and the applicable Prospectus Supplement and to be part hereof and thereof from the date of filing such documents. Any statement contained herein or therein or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Prospectus and the applicable Prospectus Supplement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein and therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the applicable Prospectus Supplement.

     Copies of all documents which are incorporated by reference in this Prospectus and the applicable Prospectus Supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner of the Offered Securities, to whom this Prospectus and the applicable Prospectus Supplement are delivered, upon written or oral request. Requests should be directed to the Secretary of the Company, 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 (telephone number:
(516) 869-9000).

                                  THE COMPANY

     The Company began operations through a predecessor in 1966, and today is the nation's largest publicly-traded owner and operator of neighborhood and community shopping centers. As of September 1, 1997, the Company's portfolio was comprised of approximately 39.0 million square feet of gross leasable area ('GLA') in 254 neighborhood and community shopping center properties, two regional malls and 62 retail stores, located in 37 states.

     The Company is self-administered and self-managed through present management which has owned and managed neighborhood and community shopping centers for more than 30 years. The executive officers are engaged in the day-to-day management and operation of real estate exclusively with the Company, with nearly all operating functions, including leasing, legal, construction, data processing, maintenance, finance and accounting administered by the Company.

     In order to maintain its qualification as a REIT for federal income tax purposes, the Company is required to distribute at least 95% of its taxable income each year. Dividends on any preferred stock issued by the Company are included as distributions for this purpose. Historically, the Company's distributions have exceeded, and the Company expects that its distributions will continue to exceed, taxable income each year. A portion of such distributions may constitute a return of capital. As a result of the foregoing, the consolidated net worth of the Company may decline. The Company, however, does not believe that consolidated stockholders' equity is a meaningful reflection of net real estate values.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition of neighborhood and community shopping centers as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, and the repayment of indebtedness outstanding at such time.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture, dated as of September 1, 1993, as amended by the First Supplemental Indenture dated as of August 4, 1994, the Second Supplemental Indenture dated as of April 7, 1995 and as further amended or supplemented from time to time (the 'Indenture'), between the Company and IBJ Schroder Bank & Trust Company, as Trustee (the 'Trustee'). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee at One State Street, New York, New York 10004 or as described above under 'Available Information.' The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the 'TIA'). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

      (1) the title of such Debt Securities;

      (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

      (3) if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

      (4) if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock into which such Debt Securities are convertible;

      (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

      (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

      (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which any such Date shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

      (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

      (9) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

     (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

     (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

     (14) whether such Debt Securities will be issued in certificated and/or book-entry form;

     (15) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

     (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture;

     (17) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

     (18) the terms, if any, upon which such Debt Securities may be convertible into Common Stock or Preferred Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

     (19) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

     (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ('Original Issue Discount Securities'). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under 'Certain Covenants--Limitations on Incurrence of Debt' and under 'Merger, Consolidation or Sale,' the Indenture does not contain any other provisions that would limit the ability of the Company to incur indebtedness or to substantially reduce or eliminate the Company's assets, which may have an adverse effect on the Company's ability to service its indebtedness (including the Debt Securities) or that would afford Holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Company, the management of the Company, or any Affiliate of either such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders of the Debt Securities. Furthermore, subject to the limitations set forth under 'Merger, Consolidation or Sale,' the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Company, that would increase the amount of the Company's indebtedness or substantially reduce or eliminate the Company's assets, which may have an adverse effect on the Company's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's common stock and preferred stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See 'Description of Common Stock' and 'Description of Preferred Stock.' Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     A significant number of the Company's properties are owned through its subsidiaries. Therefore, the rights of the Company and its creditors, including Holders of Debt Securities, to participate in the assets of such subsidiaries upon the liquidation or recapitalization of such subsidiaries or otherwise will be subject to the prior claims of such subsidiaries' respective creditors (except to the extent that claims of the Company itself as a creditor may be recognized).

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at One State Street, New York, New York 10004, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ('Defaulted Interest') will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the 'Special Record Date') for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Limitations on Incurrence of Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of (i) the Company's Undepreciated Real Estate Assets (as defined below) as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets acquired by the Company or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt (Section 1004).

     In addition to the foregoing limitation on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary is greater than 40% of the sum of (i) the Company's Undepreciated Real Estate Assets as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets acquired by the Company or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt (Section 1004).

     In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if Consolidated Income Available for Debt Service (as defined below) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge (as defined below) on the Debt of the Company and all Subsidiaries to be outstanding immediately after the incurring of such additional Debt (Section 1004).

     Restrictions on Dividends and Other Distributions. The Company will not, in respect of any shares of any class of its capital stock, (a) declare or pay any dividends (other than dividends payable in capital stock of the Company) thereon, (b) apply any of its property or assets to the purchase, redemption or other acquisition or retirement thereof, (c) set apart any sum for the purchase, redemption or other acquisition or retirement thereof, or (d) make any other distribution, by reduction of capital or otherwise if, immediately after such declaration or other action referred to above, the aggregate of all such declarations and other actions since the date on which the Indenture was originally executed shall exceed the sum of (i) Funds from Operations (as defined below) from June 30, 1993 until the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to such declaration or other action and (ii) $26,000,000; provided, however, that the foregoing limitation shall not apply to any declaration or other action referred to above which is necessary to maintain the Company's status as a REIT under the Internal Revenue Code of 1986, as amended (the 'Code'), if the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries at such time is less than 65% of the Company's Undepreciated Real Estate Assets as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to such declaration or other action (Section 1005).

     Notwithstanding the foregoing, the Company will not be prohibited from making the payment of any dividend within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph (Section 1005).

     Existence. Except as permitted under 'Merger, Consolidation or Sale,' the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1006).

     Maintenance of Properties. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1007).

     Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having a rating of at least A:VIII in Best's Key Rating Guide (Section 1008).

     Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the 'Financial Statements') if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the 'Required Filing Dates') by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section
1010).

     Maintenance of Unencumbered Total Asset Value. The Company will at all times maintain an Unencumbered Total Asset Value in an amount of not less than one hundred percent (100%) of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries that is unsecured (Section 1014).

     As used herein,

     'Consolidated Income Available for Debt Service' for any period means Consolidated Net Income (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted for (a) interest on Debt of the Company and its Subsidiaries, (b) provision for taxes of the Company and its Subsidiaries based on income, (c) amortization of debt discount, (d) property depreciation and amortization and (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period.

     'Consolidated Net Income' for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

     'Debt' of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary,
(iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through
(iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Company's Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     'Funds from Operations' for any period means the Consolidated Net Income of the Company and its Subsidiaries for such period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus Funds from Operations of unconsolidated joint ventures, all determined on a consistent basis for such period.

     'Maximum Annual Service Charge' as of any date means the maximum amount which may become payable in any period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization shall include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal on any such Debt which matures serially other than at the final maturity date of such Debt.

     'Total Assets' as of any date means the sum of (i) the Company's Undepreciated Real Estate Assets and (ii) all other assets of the Company determined in accordance with generally accepted accounting principles (but excluding goodwill and amortized debt costs).

     'Undepreciated Real Estate Assets' as of any date means the amount of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

     'Unencumbered Total Asset Value' as of any date means the sum of the Company's Total Assets which are unencumbered by any mortgage, lien, charge, pledge or security interest that secures the payment of any obligations under any Debt.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are 'Events of Default' with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term 'Significant Subsidiary' means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION

     Modifications and amendments of the Indenture and Debt Securities may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by the Company with certain covenants in the Indenture (Section 1013).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 301 of the Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded (Section 101).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ('defeasance') (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1010, inclusive, and
Section 1014 of the Indenture (being the restrictions described under 'Certain Covenants') or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ('covenant defeasance') (Section 1403), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

     'Government Obligations' means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). 'Conversion Event' means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101).

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under 'Events of Default, Notice and Waiver' with respect to Sections 1004 to 1010, inclusive, and Section 1014 of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under 'Events of Default, Notice and Waiver' with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into other Debt Securities, Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into other Debt Securities, Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the 'Global Securities') that will be deposited with, or on behalf of, a depositary (the 'Depositary') identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF COMMON STOCK

     The Company has the authority to issue 100,000,000 shares of common stock, par value $.01 per share, and 51,000,000 shares of excess stock, par value $.01 per share. At October 1, 1997, the Company had outstanding 40,390,889 shares of common stock and no shares of excess stock. On August 4, 1994, the Company, previously a Delaware corporation, reincorporated as a Maryland corporation pursuant to an Agreement and Plan of Merger approved by the Company's stockholders.

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock of the Company or upon the exercise of the Common Stock Warrants issued by the Company. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's charter and Bylaws.

     Holders of the Company's Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors of the Company, out of assets legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on the preferred stock. See 'Description of Preferred Stock.' Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding preferred stock. The Common Stock will possess ordinary voting rights for the election of directors and in respect of other corporate matters, with each share entitling the holder thereof to one vote. Holders of Common Stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of the Company's common stock voting for the election of directors will be able to elect all of the directors if they choose to do so and, accordingly, the holders of the remaining shares will be unable to elect any directors. Holders of shares of Common Stock will not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. The Common Stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights.

     Under Maryland law and the Company's charter, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of common stock may be made only if, after giving effect to the distribution, the Company's total assets are greater than the Company's total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of common stock. The Company has complied with this requirement in all of its prior distributions to holders of Common Stock.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from Related Party Tenants (as defined below) is not qualifying income for purposes of the income tests under the Code.

     Subject to certain exceptions specified in the Company's charter, no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 2% (the 'Ownership Limit') in value of the outstanding shares of the Company's common stock. The constructive ownership rules are complex and may cause common stock owned actually or constructively by a group of related individuals and/or entities to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 2% in value of the common stock (or the acquisition of an interest in an entity which owns common stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 2% in value of the common stock, and thus subject such common stock to the Ownership Limit.

     Existing stockholders who exceeded the Ownership Limit immediately after the completion of the Company's initial public offering of its common stock (the 'IPO') in November 1991, may continue to do so and may acquire additional shares through the stock option plan, or from other existing stockholders who exceed the Ownership Limit, but may not acquire additional shares from such sources such that the five largest beneficial owners of common stock could own, actually or constructively, more than 49.6% of the outstanding common stock, and in any event may not acquire additional shares from any other sources. In addition, because rent from Related Party Tenants (generally, a tenant owned, actually or constructively, 10% or more by a REIT, or a 10% owner of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Company's charter provides that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the Ownership Limit), in excess of 9.8% in value of the outstanding common stock (the 'Related Party Limit'). The Board of Directors may waive the Ownership Limit and the Related Party Limit with respect to a particular stockholder (such Related Party Limit has been waived with respect to the existing stockholders who exceeded the Related Party Limit immediately after the IPO) if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. If shares of common stock in excess of the Ownership Limit or the Related Party Limit, or shares which would cause the REIT to be beneficially owned by less than 100 persons or which would cause the Company to be 'closely held' within the meaning of the Code or would otherwise result in failure to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares transferred in excess of the Ownership Limit or the Related Party Limit, or shares which would otherwise cause the Company to be 'closely held' within the meaning of the Code or would otherwise result in failure to qualify as a REIT, will automatically be exchanged for shares of a separate class of stock ('Excess Stock') that will be transferred by operation of law to the Company as trustee for the exclusive benefit of the person or persons to whom the shares are ultimately transferred, until such time as the intended transferee retransfers the shares. While these shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions (except upon liquidation). The shares may be retransferred by the intended transferee to any person who may hold such shares at a price not to exceed (i) the price paid by the intended transferee, or (ii) if the intended transferee did not give value for such shares, a price per share equal to the market value of the shares on the date of the purported transfer to the intended transferee, at which point the shares will automatically be exchanged for ordinary common stock. In addition, such shares of Excess Stock held in trust are purchasable by the Company for a 90-day period at a price equal to the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date the Company determines to purchase the stock. This period commences on the date of the violative transfer if the intended transferee gives notice to the Company of the transfer, or the date the Board of Directors determines that a violative transfer has occurred if no notice is provided.

     All certificates representing shares of common stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than a specified percentage of the outstanding shares of common stock must file an affidavit with the Company containing the information specified in the Company's charter within 30 days after January 1 of each year. In addition, each common stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the actual and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The Registrar and Transfer Agent for the Company's common stock is The First National Bank of Boston.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock

Warrants will be issued under a separate warrant agreement (each, a 'Warrant Agreement') to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the 'Warrant Agent'). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants.

     The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Common Stock Warrants; (2) the aggregate number of such Common Stock Warrants; (3) the price or prices at which such Common Stock Warrants will be issued; (4) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (5) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Offered Security;
(6) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (7) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (8) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other material terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 5,000,000 shares of preferred stock, par value $1.00 per share, 345,000 shares of 7 3/4% Class A Cumulative Redeemable Preferred Stock, $1.00 par value per share ('Class A Preferred Stock'), 230,000 shares of 8 1/2% Class B Cumulative Redeemable Preferred Stock, $1.00 par value per share ('Class B Preferred Stock') and 460,000 shares of 8 3/8% Class C Cumulative Redeemable Preferred Stock, $1.00 par value per share ('Class C Preferred Stock'). The Company is also authorized to issue 345,000 shares of Class A Excess Preferred Stock, $1.00 par value per share ('Class A Excess Preferred Stock'), 230,000 shares of Class B Excess Preferred Stock, $1.00 par value per share ('Class B Excess Preferred Stock') and 460,000 shares of Class C Excess Preferred Stock, $1.00 par value per share ('Class C Excess Preferred Stock'), which are reserved for issuance upon conversion of certain outstanding Class A Preferred Stock, Class B Preferred Stock or Class C Preferred Stock, as the case may be, as necessary to preserve the Company's status as a REIT. At October 1, 1997, 300,000 shares of Class A Preferred Stock, represented by 3,000,000 depositary shares, 200,000 shares of Class B Preferred Stock, represented by 2,000,000 depositary shares, and 400,000 shares of Class C Preferred Stock, represented by 4,000,000 depositary shares, were outstanding.

     Under the Company's charter, the Board of Directors may from time to time establish and issue one or more classes or series of preferred stock and fix the designations, powers, preferences and rights of the shares of such classes or series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preferences.

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's charter (including the applicable articles supplementary) and Bylaws.

GENERAL

     Subject to limitations prescribed by Maryland law and the Company's charter, the Board of Directors is authorized to fix the number of shares constituting each class or series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     Reference is made to the Prospectus Supplement relating to the class or series of Preferred Stock offered thereby for specific terms, including:

           (1) The class or series, title and stated value of such Preferred Stock;

           (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

           (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

           (4) Whether dividends on such Preferred Stock shall be cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

           (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

           (6) Provisions for a sinking fund, if any, for such Preferred Stock;

           (7) Provisions for redemption, if applicable, of such Preferred
               Stock;

           (8) Any listing of such Preferred Stock on any securities exchange;

           (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

          (11) A discussion of certain federal income tax considerations applicable to such Preferred Stock;

          (12) In addition to those limitations described below, any other limitations on direct or beneficial ownership and restrictions on transfer of such Preferred Stock and, if convertible, the related Common Stock, in each case as may be appropriate to preserve the status of the Company as a REIT; and

          (13) Any other material terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to (as applicable) dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of common stock and excess stock of the Company and to all equity securities of the Company the terms of which provide that such equity securities are subordinated to the Preferred Stock; (ii) on a parity with all equity securities of the Company other than those referred to in clauses (i) and
(iii) and (iii) junior to all equity securities of the Company which the terms of such Preferred Stock provide will rank senior to it. As used in the Company's charter for these purposes, the term 'equity securities' does not include convertible debt securities.

DIVIDENDS

     Holders of shares of the Preferred Stock of each class or series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any class or series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any class or series of the Preferred Stock for which dividends are noncumulative, then the holders of such class or series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such class or series are declared payable on any future dividend payment date.

     If any shares of the Preferred Stock of any class or series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of the Company of any other class or series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such class or series for any period unless (i) if such class or series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such class or series for all past dividend periods and the then current dividend period or (ii) if such class or series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such class or series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any class or series and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Preferred Stock of such class or series, all dividends declared upon shares of Preferred Stock of such class or series and any other class or series of preferred stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such class or series and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of such class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other class or series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such class or series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such class or series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment for the then current dividend period, no dividends (other than in common stock or other stock ranking junior to the Preferred Stock of such class or series as to dividends and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, excess stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such class or series as to dividends or upon liquidation, nor shall any common stock, excess stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such class or series as to dividends or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other stock of the Company ranking junior to the Preferred Stock of such class or series as to dividends and upon liquidation, dissolution or winding up of the Company).

     Any dividend payment made on shares of a class or series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such class or series which remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a class or series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of stock of the Company, the terms of such Preferred Stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such class or series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such class or series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any class or series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such class or series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such class or series; and, unless (i) if such class or series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any class or series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and
(ii) if such class or series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such class or series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such class or series as to dividends and upon liquidation, dissolution or winding up of the Company).

     If fewer than all of the outstanding shares of Preferred Stock of any class or series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any Excess Preferred Stock (as hereinafter defined).

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any class or series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date;
(ii) the number of shares and class or series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any class or series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, then, before any distribution or payment shall be made to the holders of any common stock, excess stock or any other class or series of stock of the Company ranking junior to such class or series of Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each class or series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such class or series of Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such class or series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of such class or series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with such class or series of Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, then the holders of such class or series of Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of such class or series of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of stock ranking junior to such class or series of Preferred Stock upon any liquidation, dissolution or winding up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, neither the consolidation or merger of the Company with or into any other corporation nor the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company shall be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of such class or series of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any shares of such class or series of Preferred Stock shall be in arrears for six or more quarterly periods, regardless of whether such quarterly periods are consecutive, the holders of such shares of such class or series of Preferred Stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by an officer of the Company at the request of a holder of such class or series of Preferred Stock or, if such special meeting is not called by an officer of the Company within 30 days, at a special meeting called by a holder of such class or series of Preferred Stock designated by the holders of record of at least 10% of the shares of any such class or series of Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such class or series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment or (ii) if such class or series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each class or series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such class or series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to such class or series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the charter in respect of such class or series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in the amount of authorized shares of such class or series, in each case ranking on a parity with or junior to the Preferred Stock of such class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such class or series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any class or series of Preferred Stock are convertible into Common Stock, Debt Securities or another series of Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock or such other series of Preferred Stock or the principal amount of Debt Securities into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     As discussed above under 'Description of Common Stock--Restrictions on Ownership,' for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, rent from Related Party Tenants (as defined above) is not qualifying income for purposes of the gross income tests under the Code. Therefore, the applicable articles supplementary for each class or series of Preferred Stock will contain certain provisions restricting the ownership and transfer of such class or series of Preferred Stock (the 'Preferred Stock Ownership Limit Provision'). Except as otherwise described in the applicable Prospectus Supplement relating thereto, the provisions of each applicable articles supplementary relating to the applicable Preferred Stock Ownership Limit will provide as follows:

     The Preferred Stock Ownership Limit Provision will provide that, subject to certain exceptions contained in the applicable articles supplementary, no holder of such class or series of Preferred Stock may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, Preferred Stock in excess of the Preferred Stock Ownership Limit, which will be equal to 9.8% of the outstanding Preferred Stock of any class or series. The constructive ownership rules are complex and may cause Preferred Stock owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of any class or series of Preferred Stock (or the acquisition of an interest in an entity which owns Preferred Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of such class or series of Preferred Stock, and thus subject such Preferred Stock to the Preferred Stock Ownership Limit.

     The Board of Directors will be entitled to waive the Preferred Stock Ownership Limit with respect to a particular stockholder if evidence satisfactory to the Board of Directors, with advice of the Company's tax counsel, is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company.

     Such articles supplementary will provide that a transfer of the class or series of Preferred Stock that results in a person actually or constructively owning shares of Preferred Stock in excess of the Preferred Stock Ownership Limit, or which would cause the Company to be 'closely held' within the meaning of the Code or would otherwise result in failure to qualify as a REIT, will be null and void as to the intended transferee, and the intended transferee will acquire no rights or economic interest in those shares. In addition, shares actually or constructively owned by a person in excess of the Preferred Stock Ownership Limit, or which would otherwise cause the Company to be 'closely held' within the meaning of the Code or would otherwise result in failure to qualify as a REIT, will be automatically exchanged for shares of a separate class of preferred stock that will be transferred, by operation of law to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the Preferred Stock Ownership Limit) (the 'Excess Preferred Stock'). While held in trust, a class of Excess Preferred Stock will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in any distributions made by the Company (except upon liquidation). The intended transferee or owner may, at any time a class of Excess Preferred Stock is held by the Company in trust, transfer the class of Excess Preferred Stock to any person whose ownership of such class or series of Excess Preferred Stock would be permitted under the Preferred Stock Ownership Limit, at a price not to exceed either (i) the price paid by the intended transferee or owner in the purported transfer which resulted in the issuance of such class of Excess Preferred Stock or (ii) if the intended transferee did not give full value for such class of Excess Preferred Stock, a price equal to the market price on the date of the purported transfer or the other event that resulted in the issuance of such class of Excess Preferred Stock, at which time such class of Excess Preferred Stock would automatically be exchanged for the corresponding class or series of Preferred Stock. In addition, the Company would have the right, for a period of 90 days during the time a class of Excess Preferred Stock is held by the Company in trust, to purchase all or any portion of such class of Excess Preferred Stock from the intended transferee or owner at a price equal to the lesser of the price paid for the stock by the intended transferee or owner (or, if the intended transferee did not give full value for such class of Excess Preferred Stock, a price equal to the market price on the date of the purported transfer or other event that resulted in the issuance of such class of Excess Preferred Stock) and the closing market price for the corresponding class of Preferred Stock on the date the Company exercises its option to purchase the stock. This period commences on the date of the violative transfer of ownership if the intended transferee or owner gives notice of the transfer to the Company, or the date the Board of Directors determines that a violative transfer or ownership has occurred if no notice is provided.

     All certificates representing shares of a class or series of Preferred Stock will bear a legend referring to the restrictions described above.

     The Preferred Stock Ownership Limit Provision is set as a percentage of the number of outstanding shares of any class or series of Preferred Stock. As a result, if the number of shares of any class or series of Preferred Stock is reduced on a non-pro rata basis among all holders of such class or series, Excess Preferred Stock may be created as a result of such reduction. In the event that the Company's action causes such reduction of shares, the Company has agreed to exercise its option to repurchase such shares of such class or series of Excess Preferred Stock if the intended owner notifies the Company that it is unable to sell its rights to such class or series of Excess Preferred Stock.

     All persons who own a specified percentage (or more) of the outstanding stock of the Company must file an affidavit with the Company containing information regarding their ownership of stock as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between one-half of one percent and five percent, depending on the number of record holders of stock. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the actual and constructive ownership of shares of stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a 'Deposit Agreement') among the Company, the depositary named therein (the 'Preferred Stock Depositary') and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ('Depositary Receipts'). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of a class or series of Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock converted into Excess Preferred Stock or otherwise converted or exchanged.

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Preferred Stock or otherwise), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION

     Whenever the Company redeems shares of a class or series of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Preferred Stock.

     From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption and surrender thereof to the Preferred Stock Depositary.

VOTING

     Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of such class or series of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION

     The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. See 'Description of Preferred Stock--Restrictions on Ownership.' Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including Excess Preferred Stock) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related class or series of Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two thirds of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each class or series of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each such class or series of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares issued thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock subject to such Deposit Agreement in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of Preferred Stock subject to such Deposit Agreement shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of a class or series of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the six months ended June 30, 1997 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 was 3.9, 3.5, 2.8, 2.9, 2.7 and 1.9, respectively. The Company's ratio of earnings to combined fixed charges and preferred stock dividend requirements for the six months ended June 30, 1997 and for the years ended December 31, 1996, 1995, 1994 and 1993 was 2.4, 2.3, 2.2, 2.3 and 2.5, respectively. Prior to the year ended December 31, 1993, the Company had not issued any preferred stock; therefore the ratios of earnings to combined fixed charges and preferred stock dividend requirements for prior periods are unchanged from the ratios of earnings to fixed charges in the previous sentence.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt discounts and issue costs, whether expensed or capitalized.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                      TO THE COMPANY OF ITS REIT ELECTION

     The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Offered Securities. Certain federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

     General. The Company has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code, commencing with its taxable year beginning January 1, 1992. The Company believes that, commencing with its taxable year beginning January 1, 1992, it has been organized and is operating in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

     These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Latham & Watkins has acted as tax counsel to the Company in connection with the Offering and the Company's election to be taxed as a REIT.

     As a condition to the closing of each offering of Offered Securities, other than offerings of medium term notes and as otherwise specified in the applicable Prospectus Supplement, tax counsel to the Company will render an opinion to the underwriters of such offering to the effect that, commencing with the Company's taxable year which began January 1, 1992, the Company has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and will be conditioned upon certain representations to be made by the Company as to factual matters and that such tax counsel to the Company undertakes no obligation hereby to update any such opinion subsequent to its date. In addition, this opinion will be based upon the factual representations of the Company as set forth in this Prospectus and assumes that the actions described in this Prospectus are completed in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by such tax counsel to the Company. Accordingly, no assurance can be given that the actual results of the Company's operation of any particular taxable year will satisfy such requirements. See'--Failure to Qualify.'

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the 'double taxation' (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the 'alternative minimum tax' on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of 'foreclosure property' which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a real estate investment trust because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if during the 10-year period (the 'Recognition Period') beginning on the first day of the first taxable year for which the Company qualified as a REIT, the Company recognizes gain on the disposition of any asset held by the Company as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the 'Built-in Gain'), such gain will be subject to tax at the highest regular corporate rate pursuant to Internal Revenue Service ('IRS') regulations that have not yet been promulgated. Eighth, if the Company acquires any asset from a C Corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of the Company is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to
(4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and
(6) will not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust.

     The Company has satisfied condition (5) and believes that it has issued sufficient shares to allow it to satisfy condition (6). In addition, the Company's charter provides (and the Articles Supplementary for any series of Preferred Stock will provide) for restrictions regarding ownership and transfer of the Company's capital stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(5) and (6) above. The ownership and transfer restrictions pertaining generally to the Common Stock and the Preferred Stock are described in 'Description of Common Stock--Restrictions on Ownership and Transfer' and 'Description of Preferred Stock--Restrictions on Ownership and Transfer' or, to the extent such restrictions differ from those described in this Prospectus, such restrictions will be described in the applicable Prospectus Supplement. There can be no assurance, however, that such transfer restrictions will in all cases prevent a violation of the stock ownership provisions described in (5) and (6) above.

     The Company owns and operates a number of properties through subsidiaries. Code Section 856(i) provides that a corporation which is a 'qualified REIT subsidiary' shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a 'qualified REIT subsidiary' shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's 'qualified REIT subsidiaries' will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Company. The Company has received a ruling from the IRS to the effect that all of the subsidiaries that were held by the Company prior to January 1, 1992, the effective date of its election to be taxed as a REIT, will be 'qualified REIT subsidiaries' upon such effective date of the Company's REIT election. Moreover, with respect to each subsidiary of the Company formed subsequent to January 1, 1992, the Company has owned 100% of the stock of such subsidiary at all times during the period such subsidiary has been in existence. Therefore, all of the Company's subsidiaries are 'qualified REIT subsidiaries' within the meaning of the Code. See '--Recently Enacted Legislation.'

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the real estate investment trust for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships in which the Company is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including 'rents from real property' and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. This 30% gross income test has been repealed for tax years beginning on or after January 1, 1998. See '--Recently Enacted Legislation.'

     Rents received by the Company will qualify as 'rents from real property' in satisfying the gross income requirements for a real estate investment trust described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term 'rents from real property' solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as 'rents from real property' in satisfying the gross income tests if the real estate investment trust, or an owner of 10% or more of the real estate investment trust, directly or constructively owns 10% or more of such tenant (a 'Related Party Tenant'). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as 'rents from real property.' Finally, for rents received to qualify as 'rents from real property,' the real estate investment trust generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the real estate investment trust derives no revenue; provided, however, the Company may directly perform certain services that are 'usually or customarily rendered' in connection with the rental of space for occupancy only and are not otherwise considered 'rendered to the occupant' of the property. The Company has not charged and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), the Company has not and will not rent any property to a Related Party Tenant, and the Company has not and will not derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company directly performs services under certain of its leases. The Company has received a ruling from the IRS providing that the performance of the types of services provided by the Company will not cause the rents received with respect to such leases to fail to qualify as 'rents from real property.' See '--Recently Enacted Legislation' for modifications to certain of the rules described in this paragraph.

     The term 'interest' generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term 'interest' solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a real estate investment trust for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under '--General,' even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The Company currently has numerous direct and indirect wholly-owned subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. However, if the Company's subsidiaries are 'qualified REIT subsidiaries' as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes. Thus, the Company's ownership of stock of a 'qualified REIT subsidiary' will not cause the Company to fail the asset tests.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's 'REIT taxable income' (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any asset during its Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its 'real estate investment trust taxable income,' as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying 'deficiency dividends' to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT could have an adverse effect on the market value and marketability of the Offered Securities. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

RECENTLY ENACTED LEGISLATION

     On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (H.R. 2014), which will have the effect of modifying certain REIT-related Code provisions for tax years of the Company beginning on or after January 1, 1998. The following list sets forth the significant changes contained in this legislation: (i) the rule disqualifying a REIT for any year in which it fails to comply with certain regulations requiring the REIT to monitor its stock ownership is replaced with an intermediate financial penalty; (ii) the rule disqualifying a REIT that it is 'closely held' (i.e., during the last half of each taxable year, 50% or more in value of a REIT's outstanding stock is owned by five or fewer individuals) does not apply if during such year the REIT complied with certain regulations which require the REIT to monitor its stock ownership, and the REIT did not know or have reason to know that it was closely held; (iii) a REIT is permitted to render a de minimis amount of impermissible services to tenants in connection with the management of property and still treat amounts received with respect to such property (other than certain amounts relating to such services) as qualified rent; (iv) the rules regarding attribution to partnerships for purposes of defining qualified rent and independent contractors are modified so that attribution occurs only when a partner owns a 25% or greater interest in the partnership; (v) the 30% gross income test is repealed; (vi) any corporation wholly-owned by a REIT is permitted to be treated as a qualified REIT subsidiary regardless of whether such subsidiary has always been owned by the REIT; (vii) the class of excess noncash items for purposes of the REIT distribution requirements is expanded;
(viii) property that is involuntarily converted is excluded from the prohibited transaction rules; (ix) the rules relating to shared appreciation mortgages are modified; (x) income from all hedges that reduce the interest rate risk of REIT liabilities, including rate swap or cap agreements, options, futures and forward rate contracts, is included in qualifying income for purposes of the 95% income test; (xi) a REIT is able to elect to retain and pay income tax on its net long-term capital gains, and if such election is made, the REIT's shareholders include in income their proportionate share of the undistributed long-term capital gain and are deemed to have paid their proportionate share of tax paid by the REIT; (xii) the rules relating to the grace period for foreclosure property are modified and (xiii) certain other Code provisions relating to REITS are amended.

OTHER TAX MATTERS

     Certain of the Company's investments are through partnerships which may involve special tax risks. Such risks include possible challenge by the IRS of
(a) allocations of income and expense items, which could affect the computation of income of the Company and (b) the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes. Recently issued Treasury Regulations provide that a domestic partnership is generally taxed as a partnership unless it elects to be taxed as an association taxable as a corporation. None of the partnerships in which the Company is a partner has made or intends to make such an election. These Treasury Regulations are effective as of January 1, 1997. Such Regulations provide, however, that a partnership's claimed classification will be respected for periods prior to such date if the entity had a reasonable basis for its claimed classification, and such partnership had not been notified in writing on or before May 8, 1996 that the classification of such entity was under examination. If any of the partnerships were treated as an association for a prior period, and (i) if the Company's ownership in any such partnership exceeded 10% of the partnership's voting interest or (ii) the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT for such period and possibly future periods. See '--Failure to Qualify.' Moreover, the deemed change in classification of such a partnership from an association to a partnership effective as of January 1, 1997 would be a taxable event. The Company believes that each of the partnerships have been properly treated for tax purposes as a partnership (and not as an association taxable as a corporation). However, no assurance can be given that the IRS may not successfully challenge the status of any of the partnerships.

     The Company may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state or local tax treatment of the Company may not conform to the federal income tax consequences described above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ('Contracts') providing for payment and delivery on the date or dates stated in such Prospectus Supplement.

     Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and the related financial statement schedules incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Latham & Watkins, New York, New York and for any underwriters, dealers or agents by Brown & Wood LLP, New York, New York. Latham & Watkins and Brown & Wood LLP will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. Certain members of Latham & Watkins and their families own beneficial interests in less than 1% of the common stock of the Company.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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                               TABLE OF CONTENTS

                                                                       PAGE
                                                                     ---------
                               PROSPECTUS SUPPLEMENT
     Incorporation of Certain Documents
       by Reference................................................        S-2
     The Company...................................................        S-3
     Recent Developments...........................................        S-3
     Use of Proceeds...............................................        S-8
     Certain Federal Income Tax Considerations to
       Holders of Common Stock.....................................        S-8
     Underwriting..................................................       S-13
     Price Range of Common Stock and Dividends.....................       S-14
     Legal Matters.................................................       S-15
     Experts.......................................................       S-15

                                    PROSPECTUS
     Available Information.........................................          2
     Incorporation of Certain Documents
       by Reference................................................          2
     The Company...................................................          3
     Use of Proceeds...............................................          3
     Description of Debt Securities................................          3
     Description of Common Stock...................................         15
     Description of Common Stock Warrants..........................         16
     Description of Preferred Stock................................         17
     Description of Depositary Shares..............................         23
     Ratios of Earnings to Fixed Charges...........................         27
     Certain Federal Income Tax Considerations
       to the Company of its REIT Election.........................         27
     Plan of Distribution..........................................         33
     Experts.......................................................         33
     Legal Matters.................................................         34

                                 780,487 SHARES

                                    [LOGO]

                                  COMMON STOCK
                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                            PAINEWEBBER INCORPORATED
                            ------------------------
                                  MAY 27, 1998

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